Contacts:
James E. Green, Executive Vice President, Corporate Affairs
423-989-8125
David E. Robinson, Senior Director, Corporate Affairs
423-989-7045
FOR IMMEDIATE RELEASE

KING PHARMACEUTICALS REPORTS
SECOND-QUARTER 2006 FINANCIAL RESULTS

BRISTOL, TENNESSEE, August 9, 2006 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues increased 8% to $500 million during the second quarter ended June 30, 2006, compared to $463 million in the second quarter of 2005. Including special items, net earnings increased to $111 million and diluted earnings per share increased to $0.46 during the second quarter ended June 30, 2006, compared to net income of $20 million and diluted earnings per share of $0.08 in the same period of the prior year. Excluding special items, net earnings increased to $112 million and diluted earnings per share increased to $0.46 during the second quarter ended June 30, 2006, compared to net earnings of $107 million and diluted earnings per share of $0.44 in the second quarter of 2005.

Brian A. Markison, President and Chief Executive Officer of King, stated, “We are very pleased with the success of our activities during the second quarter of 2006 which enabled us to deliver positive financial results while investing incrementally in Research and Development and Commercial Operations.” Mr. Markison added, “For the remainder of 2006, we will continue to focus on maximizing the value of our currently marketed branded pharmaceutical products and further advancing the development of new products in our pipeline. Additionally, we plan to continue our aggressive business development initiatives which are designed to further expand our pipeline and better ensure long-term growth.”

Steve Andrzejewski, Chief Commercial Officer of King, noted, “Our activities during the second quarter of 2006 included the successful restructuring of our Co-promotion Agreement covering our leading branded ACE inhibitor, Altace® (ramipril). The restructuring of this agreement is yet another example of King effectively managing the life-cycle of its branded products.”

Mr. Andrzejewski continued, “With the restructuring of the Altace® agreement, our experienced commercial operations group has the opportunity to manage and implement a marketing strategy designed to reinvigorate demand for Altace® . Additionally, this opportunity, coupled with the recent addition of Glumetza™ (metformin hydrochloride extended-release tablets), enables us to continue strengthening our presence in the cardiovascular/metabolics therapeutic area and advances our vision to be a recognized leader and partner of choice in bringing innovative, clinically-differentiated therapies and technologies to market in our key therapeutic areas. As previously announced, we are expanding our existing commercial capability with the addition of a cardiovascular/metabolics specialty sales force, providing even greater strength to our promotion of Altace® and Glumetza™.”

Net revenue from branded pharmaceuticals totaled $419 million for the second quarter of 2006, a 5% increase from $400 million during the second quarter of 2005. This increase was primarily due to price increases taken in the second half of 2005.

Altace® net sales totaled $154 million during the second quarter of 2006, an increase of 7% from $144 million during the second quarter of 2005.

Net sales of Skelaxin® (metaxalone) totaled $97 million during the second quarter of 2006, an increase of 12% compared to $87 million during the same period of the prior year.

Thrombin-JMI® (thrombin, topical, bovine, USP) net sales totaled $62 million during the second quarter of 2006, a 17% increase from $53 million during the second quarter of 2005.

Net sales of Sonata® (zaleplon) totaled $24 million during the second quarter of 2006, an increase of 24% compared to $19 million during the second quarter of the prior year.

Levoxyl® (levothyroxine sodium tablets, USP) net sales totaled $29 million during the second quarter ended June 30, 2006, a decrease of 30% from $41 million during the second quarter of 2005.

King’s Meridian Medical Technologies business contributed revenue totaling $54 million during the second quarter of 2006, an increase of 52% from $35 million during the same period of the prior year. As the Company has previously disclosed, revenue from Meridian may fluctuate significantly from quarter-to-quarter as buying patterns of government and commercial customers vary. Accordingly, the Company expects Meridian revenue to be significantly lower in second half of 2006 compared to the first half of 2006.

Royalty revenues, derived primarily from Adenoscan® (adenosine), totaled $21 million during the second quarter ended June 30, 2006, compared to $20 million during the second quarter of 2005. During the second quarter ended June 30, 2006, net revenue from contract manufacturing equaled $6 million.

As of June 30, 2006, the Company’s cash and cash equivalents and investments in debt securities totaled approximately $803 million.

Joseph Squicciarino, King’s Chief Financial Officer, commented, “King generated strong cash flow from operations of $176 million during the second quarter of 2006. We plan to utilize our cash position to fuel our business development initiatives and aggressively invest in the further development of products in our pipeline. Accordingly, we expect to continue increasing our R&D investment in each of the remaining quarters of this year, as our total investment for the full year of 2006 could exceed $150 million.”

Webcast Information
King will conduct a webcast today to discuss the Company’s second quarter 2006 financial results and other matters pertaining to its business. Interested persons may listen to the webcast on Wednesday, August 9, 2006, at 11:00 a.m., E.D.T. by clicking the following link to register and then joining the live event with the same URL:

http://www.kingpharm.com/web_casts.asp

Can’t Make the Live Event? Listen “On-Demand”

If you are unable to participate during the live event, the webcast will be archived on King’s web site at the following link for not less than 14 days after the webcast:

http://www.kingpharm.com/web_casts.asp

About Altace®
Altace® is indicated in patients 55 years or older at high risk of developing a major cardiovascular event, either because of a history of coronary artery disease, stroke, or peripheral vascular disease or because of diabetes that is accompanied by at least one other cardiovascular risk factor (hypertension, elevated total cholesterol levels, low HDL levels, cigarette smoking, or documented microalbuminuria), to reduce the risk of stroke, myocardial infarction, or death from cardiovascular causes. Altace® can be used in addition to other needed treatments (such as antihypertensive, antiplatelet, or lipid-lowering therapies).

Altace® is also indicated for the treatment of hypertension. It may be used alone or in combination with thiazide diuretics.

Prescription Altace® is not for everyone. Altace® may cause swelling of the mouth, tongue, or throat, which could cause extremely serious risk and requires immediate medical care. There have been reports of low blood sugar in patients taking Altace® with medicine for diabetes. Patients should contact their doctor if they have symptoms of low blood sugar such as sweating or shakiness. Common side effects include persistent dry cough, dizziness, and light-headedness due to low blood pressure.

Altace® should not be taken during pregnancy, as death or injury to the unborn child may result, or if a person has experienced serious side effects related to previous ACE inhibitors. For more information about Altace® and for a copy of important Product Information, please visit www.altace.com.

About Glumetza™
Glumetza™ is a once-daily, extended-release formulation of metformin HCl indicated as an adjunct to diet and exercise to improve glycemic control in adult patients (18 years and older) with Type 2 diabetes. Glumetza™ may be used concomitantly with a sulfonylurea or insulin to improve glycemic control in adults.

Glumetza™ is contraindicated in patients with renal disease or renal dysfunction (e.g., as suggested by serum creatinine levels greater than or equal to 1.5 mg/dL in males and greater than or equal to 1.4 mg/dL in females), congestive heart failure, known hypersensitivity to metformin HCl, and acute or chronic metabolic acidosis, including diabetic ketoacidosis with or without coma. As with all metformins, there is a warning regarding lactic acidosis with Glumetza™. For additional information on the product, please access the package insert at http://www.depomedinc.com/glumetza_Prescribing_Info.pdf .

About Special Items
Under Generally Accepted Accounting Principles (“GAAP”), “net earnings” and “diluted earnings per share” include special items. In addition to the results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the second quarters and six months ended June 30, 2006 and 2005, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company’s ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and one-time inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances the analysis of the Company’s ongoing, underlying business and the analysis of the Company’s financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King’s management. A reconciliation of non-GAAP financial measures referenced herein and King’s financial results determined in accordance with GAAP is provided below.

About King Pharmaceuticals
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

Forward-looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to the Company’s business development initiatives and product pipeline; statements pertaining to the expected Meridian revenue for the second half of 2006; statements pertaining to the Company’s expected investment in research and development for 2006; and statements pertaining to the Company’s planned webcast to discuss its second-quarter 2006 results. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include dependence on King’s ability to continue to acquire branded products, including products in development; dependence on King’s ability to continue to successfully execute the Company’s strategy and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including, but not limited to, King Pharmaceuticals Research and Development’s pre-clinical and clinical pharmaceutical product development projects; dependence on the unpredictability of the duration and results of the U. S. Food and Drug Administration’s (“FDA”) review of Investigational New Drug applications (“IND”), New Drug Applications (“NDA”), and Abbreviated New Drug Applications (“ANDA”) and/or the review of other regulatory agencies worldwide; and King’s ability to conduct its webcast as currently planned on August 9, 2006. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006, which are on file with the U.S. Securities and Exchange Commission (“SEC”). King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

# # #

KING PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,881	$30,014
Investments in debt securities	778,628	494,663
Restricted cash	-	130,400
Accounts receivable, net	262,956	223,581
Inventories	206,076	228,063
Deferred income tax assets	75,695	81,777
Prepaid expenses and other current assets	88,002	59,291
Total current assets	1,435,238	1,247,789
Property, plant and equipment, net	302,513	302,474
Intangible assets, net	947,015	967,194
Goodwill	121,152	121,152
Deferred income tax assets	270,118	231,032
Marketable securities	11,351	18,502
Other assets	92,374	77,099
Total assets	$3,179,761	$2,965,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,040	$84,539
Accrued expenses	483,935	519,620
Income taxes payable	55,834	22,301
Current portion of long-term debt	4,257	345,000
Total current liabilities	614,066	971,460

Long-term debt	400,000	-
Other liabilities	19,128	20,360
Total liabilities	1,033,194	991,820

Commitments and contingencies
Shareholders’ equity:
Common shares no par value, 300,000,000 shares authorized,
243,091,184 and 242,493,416 shares issued and outstanding, respectively	1,230,269	1,213,482
Retained earnings	916,533	754,953
Accumulated other comprehensive income	(235)	4,987
Total shareholders’ equity	2,146,567	1,973,422
Total liabilities and shareholders’ equity	$3,179,761	$2,965,242

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KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUES:
Total revenues	$499,645	$462,939	$983,880	$831,564
OPERATING COSTS AND EXPENSES:
Cost of revenues, exclusive of depreciation, amortization and impairments shown below	107,048	91,204	199,452	165,002
Excess purchase commitment	-	-	-	(1,582)
Total cost of revenues	107,048	91,204	199,452	163,420
Selling, general and administrative, exclusive of co-promotion fees	105,640	96,213	207,715	185,411
Special legal and professional fees	1,486	5,210	4,465	8,862
Mylan transaction costs	-	155	-	3,432
Co-promotion fees	47,032	57,587	112,321	92,242
Total selling, general, and administrative expense	154,158	159,165	324,501	289,947
Depreciation and amortization	38,547	39,920	72,912	81,346
Research and development	34,630	17,500	64,512	28,972
Research and development-In-process upon acquisition	-	-	85,000	-
Intangible asset impairment	279	126,923	279	126,923
Restructuring charges	(8)	(17)	(8)	2,006
Gain on sale of products	-	(591)	-	(1,438)
Total operating costs and expenses	334,654	434,104	746,648	691,176

OPERATING INCOME	164,991	28,835	237,232	140,388
OTHER INCOME (EXPENSE):
Interest expense	(3,047)	(3,039)	(6,031)	(5,740)
Interest income	8,393	3,933	14,353	6,210
Loss on investment	-	(369)	-	(7,222)
(Loss) gain on early extinguishment of debt	(313)	-	709	-
Other, net	(204)	(1,047)	(714)	(1,296)
Total other income (expense)	4,829	(522)	8,317	(8,048)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	169,820	28,313	245,549	132,340
Income tax expense	59,017	7,271	83,911	44,193
INCOME FROM CONTINUING OPERATIONS	110,803	21,042	161,638	88,147
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations	157	(849)	(90)	3,833
Income tax expense (benefit)	57	(304)	(32)	1,428
Total income (loss) from discontinued operations	100	(545)	(58)	2,405
NET INCOME	$110,903	$20,497	$161,580	$90,552

Basic net income per common share	$0.46	$0.08	$0.67	$0.37

Diluted net income per common share	$0.46	$0.08	$0.67	$0.37

Shares used in basic net income per share	242,209	241,732	242,116	241,728
Shares used in diluted net income per share	242,755	241,783	242,668	241,793

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KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
EXCLUDING SPECIAL ITEMS - NON GAAP
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUES:
Total revenues	$499,645	$462,939	$983,880	$831,564
OPERATING COSTS AND EXPENSES:
Cost of revenues , exclusive of depreciation and amortization shown below	107,048	91,204	199,452	165,002
Selling, general and administrative, exclusive of co-promotion fees	105,640	96,213	207,715	185,411
Co-promotion fees	47,032	57,587	112,321	92,242
Total selling, general, and administrative expense	152,672	153,800	320,036	277,653
Depreciation and amortization	38,547	39,920	72,912	81,346
Research and development	34,630	17,500	64,512	28,972
Total operating costs and expenses	332,897	302,424	656,912	552,973

OPERATING INCOME	166,748	160,515	326,968	278,591
OTHER INCOME (EXPENSE):
Interest expense	(3,047)	(3,039)	(6,031)	(5,740)
Interest income	8,393	3,933	14,353	6,210
Other, net	(204)	(1,047)	(714)	(1,296)
Total other income (expense)	5,142	(153)	7,608	(826)
INCOME BEFORE INCOME TAXES	171,890	160,362	334,576	277,765
Income tax expense	59,803	53,644	116,260	94,970
NET INCOME	$112,087	$106,718	$218,316	$182,795

Basic net income per common share	$0.46	$0.44	$0.90	$0.76

Diluted net income per common share	$0.46	$0.44	$0.90	$0.76

Shares used in basic net income per share	242,209	241,732	242,116	241,728
Shares used in diluted net income per share	242,755	241,783	242,668	241,793

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KING PHARMACEUTICALS, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except share data)
(Unaudited)

The following tables reconcile Non-GAAP measures to amounts reported under GAAP:

	Three Months Ended June 30, 2006		Six Months Ending June 30, 2006
		EPS		EPS

Net income, excluding special items	$112,087		$218,316
Diluted income per common share, excluding special items		$0.46		$0.90
SPECIAL ITEMS:
Special legal and professional fees (selling, general, and administrative)	(1,486)	0.00	(4,465)	(0.02)
Research and development -in-process upon acquisition (other operating costs and expenses)	-	-	(85,000)	(0.35)
Intangible asset impairment (other operating costs and expenses)	(279)	(0.00)	(279)	(0.00)
Restructuring charges (other operating costs and expenses)	8	0.00	8	0.00
(Loss) gain on early extinguishment of debt (other income (expense))	(313)	(0.00)	709	0.00
Income (loss) from discontinued operations	157	0.00	(90)	(0.00)
Income tax benefit from special items	729	0.00	32,381	0.14
Net income	$110,903		$161,580
Diluted income per common share, as reported under GAAP		$0.46		$0.67

	Three Months Ended June 30, 2005		Six Months Ending June 30, 2005
		EPS		EPS

Net income, excluding special items	$106,718		$182,795
Diluted income per common share, excluding special items		$0.44		$0.76
SPECIAL ITEMS:
Excess purchase commitment (cost of goods sold)	-	-	1,582	0.01
Special legal and professional fees (selling, general, and administrative)	(5,210)	(0.02)	(8,862)	(0.04)
Mylan transaction costs (selling, general, and administrative)	(155)	(0.00)	(3,432)	(0.01)
Intangible asset impairment (other operating costs and expenses)	(126,923)	(0.52)	(126,923)	(0.52)
Restructuring charges (other operating costs and expenses)	17	0.00	(2,006)	(0.01)
Gain on sale of products (other operating costs and expenses)	591	0.00	1,438	(0.00)
Loss on investment (other income (expense))	(369)	(0.00)	(7,222)	(0.03)
(Loss) income from discontinued operations	(849)	(0.01)	3,833	0.01
Income tax benefit from special items	46,677	0.19	49,349	0.20
Net income	$20,497		$90,552
Diluted income per common share, as reported under GAAP		$0.08		$0.37

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KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE SECOND QUARTERS ENDED JUNE 30, 2006 AND 2005

King recorded special items during the second quarter ended June 30, 2006 resulting in a net charge of $2 million, or $1 million net of tax, primarily due to legal fees related to private plaintiff securities litigation.

During the three months ended June 30, 2005, King recorded special items resulting in a net charge of $133 million, or $86 million net of tax, primarily due to an intangible asset impairment charge related to Sonata®.

KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

King recorded special items during the six months ended June 30, 2006 resulting in a net charge of $89 million, or $57 million net of tax, primarily due to an $85 million charge related to acquired in-process research and development associated with King’s entry into a strategic collaboration with Arrow and certain of its affiliates to commercialize novel formulations of Altace®.

During the six months ended June 30, 2005, King recorded special items resulting in a net charge of $142 million, or $92 million net of tax, primarily due to an intangible asset impairment charge related to Sonata®.